Exhibit 10.1

BEACON ROOFING SUPPLY, INC.

SECOND AMENDED AND RESTATED 2014 STOCK PLAN

A25 RESTRICTED STOCK UNIT AWARD AGREEMENT

(Performance and Time-based Vesting)

Grant Information:

Name:
Grant Date:
Number of RSUs Granted:
Final Vesting Date[1]:	March 31, 2026

1 Actual vesting subject to provisions found in Sections 5, 7 and 9 of this Agreement

A Restricted Stock Unit (RSU) Award (the “Award”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the employee named above (the “Grantee”), relating to the common stock, par value $.01 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan (“Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:

1. Acceptance by Grantee

The receipt of the Award is conditioned upon its acceptance by the Grantee no later than 30 days from the date the Agreement was delivered, provided however, if the Grantee shall fail to accept this Award by the due date, the Grantee’s Award shall be deemed accepted by the Grantee unless the Grantee has notified the Company in writing prior to the due date that he or she declines to accept the Award.

2. Grant of RSUs

The Company hereby grants to the Grantee the Award of RSUs, as set forth above. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each RSU as described in Section 6 of this Agreement. The Award shall vest in accordance with Sections 5 and 9 of this Agreement.

3. RSU Account

The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee and any dividend equivalents paid to the Grantee as described in Section 4.

4. Dividend Equivalents

Upon the payment of any dividends on Common Stock occurring during the period preceding the date the RSUs are settled in Common Stock and distributed to the Grantee as described in Section 6, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that date. Such amounts shall be paid to the

Grantee in cash at the time and to the extent the RSUs are distributed to the Grantee. Any dividend equivalents relating to RSUs that are forfeited shall also be forfeited.

5. Vesting

(a) Except as described in (b), (c) and (d) below, the Grantee shall become vested in the Award as set forth below if the Grantee remains in continuous employment with the Company or its affiliates until the applicable dates described below (the applicable dates on which vesting occurs shall each be a “Vesting Date”).

(i) If the performance goal set forth on Exhibit A is met on any date on or prior to March 31, 2024, then with respect to 25% of the Award, (A) 50% of such portion shall vest on the date the performance goal is met and (B) 50% of such portion shall vest on March 31, 2026.

(ii) If the performance goal set forth on Exhibit A is met on any date on or prior to March 31, 2025, then with respect to 25% of the Award, (A) 50% of such portion shall vest on the date the performance goal is met and (B) 50% of such portion shall vest on March 31, 2026.

(iii) If the performance goal set forth on Exhibit A is met on any date on or prior to March 31, 2026, then with respect to 25% of the Award, (A) 50% of such portion shall vest on the date the performance goal is met and (B) 50% of such portion shall vest on March 31, 2026.

(iv) If the performance goal set on Exhibit A is met on any date on or prior to March 31, 2026, then with respect to 25% of the Award, (A) 50% of such portion shall vest on the date the performance goal is met and (ii) 50% of such portion shall vest on March 31, 2026.

(v) If the performance goal for any portion of the Award described in (i) or (ii) above is not met by the specified date, and the performance goal for any other portion of the Award is subsequently met, then the prior unmet performance goal shall be deemed met, in which case (A) 50% of the portion of the Award that relates to the deemed met performance goal shall vest on the date the subsequent performance goal is met and (B) 50% of such portion of the Award shall vest on March 31, 2026. No portion of an Award shall vest on or after the Final Vesting Date.

(b) If prior to March 31, 2026, the Grantee’s employment with the Company and its affiliates terminates prior to a Vesting Date due to death, disability or retirement, then the portion of the Award for which the performance goal has been met but does not vest until March 31, 2026 shall become vested on the date of such termination of employment, and the remainder of the Award shall be forfeited. For this purpose (i) “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months and (ii) “retirement” means termination of the Grantee’s employment for any reason other than cause (as determined by the Company in its sole discretion) on or after the Grantee’s attainment age of 65.

(c) If on or after March 31, 2025 and prior to March 31, 2026 the employment of a Grantee who is a party to an Executive Severance and Restrictive Covenant Agreement in the form filed as Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (an “Executive

Agreement”) with the Company is terminated by the Company or an affiliate without Cause or by the Executive for Good Reason (as such terms are defined in the Executive Agreement), then on March 31, 2026, the Grantee shall vest in the portion of the Award for which the performance goal has been met but does not vest until March 31, 2026, and the remainder of the Award shall be forfeited. The provisions of this Section 5(c) shall replace and supersede the provisions of Section 7(d) of the Executive Agreement with respect to this Award.

(d) The unvested portion of the Award shall be forfeited to the Company upon the Grantee’s termination of employment with the Company and its affiliates for any reason other than the Grantee’s death, disability or retirement, or a Change in Control of the Company as described in Section 9 that occurs prior to the Final Vesting Date.

The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company (other than Section 7(d) of the Executive Agreement, which shall no longer be of any force or effect with respect to this Award), and the provisions in such employment security agreement or severance agreement concerning the lapse of restrictions of an Award in connection with the Grantee’s termination of employment (other than Section 7(d) of the Executive Agreement) shall supersede any inconsistent or contrary provision of this Section 5.

6. Settlement of RSUs

If a Grantee becomes vested in a portion of the Award in accordance with Section 5, the Company shall distribute to Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, a number of shares of Common Stock equal to the number of vested RSUs subject to the vested portion of the Award. Such shares shall be delivered within 30 days following the date of vesting.

7. Forfeiture of Award

Except as described in Sections 5(b) and 5(c) and Section 9, a Grantee’s unvested Award shall be forfeited to the Company if the Grantee does not remain in continuous employment with the Company or its affiliates until the Final Vesting Date.

8. Withholding Taxes

The Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any certificate for shares. Payment of such taxes may be made by one or more of the following methods: (a) in cash, (b) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of tax to the Company from the proceeds of the sale of shares subject to the Award, (c) by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (d) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (e) by certifying to ownership by attestation of such previously owned Common Stock.

9. Change in Control

(a) In the event of a Change in Control, as defined in the Plan, unless the Award is continued or assumed by a public company in an equitable manner, the portion of the Award for which a performance goal has already been met but does not vest until March 31, 2026 shall become fully vested immediately prior to the Change in

Control and the portion of the Award for which a performance goal has not been met shall be forfeited. The Award shall settle in accordance with Section 6.

(b) If the Award is continued or assumed by a public company in an equitable manner, then the Award shall continue to vest in accordance with its terms unless there is a Qualifying Termination within one-year following the Change in Control. If a Qualifying Termination occurs within one-year following the Change in Control, the portion of the Award for which a performance goal has already been met but does not vest until March 31, 2026 shall become fully vested immediately and be settled in accordance with Section 6 and the portion of the Award for which a performance goal has not been met shall be forfeited.

For purposes of this Section: (1) “Qualifying Termination” means the termination of a Grantee’s employment (a) by the employer for any reason other than Cause; or (b) by a Grantee who was an officer of the Company immediately prior to the Change in Control for Good Reason; (2) “Cause” means (unless otherwise expressly provided in the Grantee’s employment agreement) the termination of the Grantee’s employment following the occurrence of any one or more of the following: (a) the Grantee’s conviction of, or plea of guilty or nolo contendere to, a felony; (b) the Grantee’s willful and continual failure to substantially perform the Grantee’s duties after written notification; (c) the Grantee’s willful engagement in conduct that is materially injurious to the employer, monetarily or otherwise; (d) the Grantee’s commission of an act of gross misconduct in connection with the performance of the Grantee’s duties; or (e) the Grantee’s material breach of any employment, confidentiality, or other similar agreement with the employer that, if capable of cure, remains uncured 10 days after written notice thereof; (3) “Good Reason” means, without the Grantee’s consent, (a) a material reduction in the position, duties, or responsibilities of the Grantee from those in effect immediately prior to such change; (b) a reduction in the Grantee’s base salary; (c) a relocation of the Grantee’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (d) a material breach by the Grantee’s employer of any employment agreement between such employer and the Grantee provided, however, in all cases, a Grantee must give the Company written notice of the circumstances giving rise to the Good Reason event and 30 days to cure such circumstance.

10. Rights as Stockholder

The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

11. Award Not Transferable

The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

12. Share Delivery

Delivery of shares pursuant to Section 6 will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent; provided that the Company shall, upon written request from the Grantee (or the Grantee’s estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or the Grantee’s estate or personal representative) representing such shares.

13. Recoupment

The Grantee acknowledges and agrees that the Award shall be subject to the Company’s Incentive Compensation Recoupment Policy as in effect from time to time.

14. Administration

The Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

15. Governing Law

This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

By accepting this Agreement, the Grantee agrees to be bound by the terms hereof.

BEACON ROOFING SUPPLY, INC.

Exhibit A

The Award is subject to the following goals:

Performance Period	Common Stock Price*

From Grant Date through 3/31/2024 (Section 5(a)(i))	≥ $70.00
From Grant Date through 3/31/2025 (Section 5(a)(ii))	≥ $82.50
From Grant Date through 3/31/2026 (Section 5(a)(iii))	≥ $95.00
From Grant Date through 3/31/2026 (Section 5(a)(iv))	≥ $107.50

* Based on a rolling 90 calendar day average closing price.